Exhibit 3.7.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

USF NDG, LLC

The undersigned, desiring to amend the Certificate of Formation of USF NDG, LLC, pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the limited liability company is:

USF NDG, LLC

SECOND: The article numbered “FIRST” of the Certificate of Formation of the Company shall be amended as follows:

“FIRST: The name of the LLC formed hereby is:

“Great North Imports, LLC”

THIRD: This name change amendment to the Certificate of Formation shall be effective on November 4, 2011.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Formation on this 4th day of November, 2011.

USF NDG, LLC

By:	/s/ Juliette W. Pryor
Juliette W. Pryor
Executive Vice President